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                                                                 EXHIBIT 10.27


                              SETTLEMENT AGREEMENT
                              --------------------

         This is a Settlement Agreement ("Agreement"), dated effective December 1, 2000, and between CSA Private Limited, a Singapore corporation ("CSA") and MAI Systems Corporation, a Delaware corporation ("MAI").

                                    RECITALS
                                    --------

a. On December 28, 1999, CSA filed a complaint against MAI in the United States District Court for the Central District of California, Southern Division, Case No. SACV99-1592 DOC ("the Litigation"), which sought injunctive relief and damages for MAI's alleged breach of the Agreement of Settlement and Release (the "Settlement Agreement"), dated May 13, 1999, between the parties.

b. On or about March 6, 2000, MAI filed its answer to CSA's complaint in the Litigation, denying its material allegations and raising various material affirmative defenses. On November 24, 2000, CSA and MAI reached an agreement in principle to settle the Litigation according to the provisions of a Settlement Term Sheet, a copy of which is attached as Exhibit "A". The parties intend this Settlement Agreement to fully express and implement the intentions of the parties to settle the case in accordance with the Settlement Term Sheet.

c. CSA and MAI now compromise and settle their disputes and end the Litigation.


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                               TERMS OF AGREEMENT

         1. Definitions.

         a. Unless the parties agree in writing to a later date, "Closing Date" means the earlier of the following: (i) the date on which all conditions specified in section 7 of this Agreement either occur or are waived in writing by the required party; and (ii) February 16, 2001.

         b. "Effective Date" means December 1, 2000.

         2. Issuance of Shares. On or before the Closing Date, MAI will deliver to counsel of record for CSA in the Litigation certificates issued to CSA for a total of 2,433,333 shares of MAI common stock, including the 517,319 shares previously issued to CSA. CSA Private Limited was formerly known as "Computer Systems Advisers (Private) Limited." Its current corporate name reflects only a name change. MAI will reissue all stock previously issued to "Computer Systems Advisers (Private) Limited" or "CSA Pte. Ltd." to "CSA Private Limited", and all MAI stock to be issued and registered to CSA under this Agreement will be issued and registered to "CSA Private Limited".

         3. Registration of All Shares. Within five (5) business days after the Closing Date, MAI will file all necessary documents with the United States Securities and Exchange Commission ("SEC") to register all of CSA's shares of MAI common stock for resale. After filing with the SEC, MAI will promptly notify CSA of the filing by providing it evidence of the filing of the Registration Statement. MAI will use its best efforts to cause such Registration Statement to become effective on or before March 31, 2001. If SEC registration of all of CSA's shares is not effective by March 31, 2001, CSA may, at its option and in its sole and absolute discretion, terminate this agreement by giving written notice of termination to MAI after March 31, 2001 and before April 30, 2001. If CSA gives MAI written notice of termination in accordance with this section, this Agreement
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will be deemed null and void in its entirety, the dismissal of the Litigation shall be set aside, and both CSA and MAI will be returned to their same respective positions before any agreement to settle the Litigation, without prejudice to their claims and defenses or the prosecution of the Litigation. If the Registration Statement is declared effective by the SEC, MAI will use its best efforts to cause it to remain continuously effective for a period of three years or until all of the 2,433,333 shares of MAI common stock have been resold by CSA.

         4. Subordinated Secured Indebtedness.

         a. MAI will execute a Subordinated Note due 2003 in favor of CSA in the form attached as Exhibit "B" in the principal sum of Two Million Eight Hundred Thousand Dollars ($2,800,000.00). MAI will execute a Security Agreement in the form attached as Exhibit "C" providing CSA a fourth secured position among MAI's secured creditors. MAI and CSA will execute a Subordination Agreement and Riders "A", "B", and "C" to Subordination Agreement in the forms attached as Exhibits "D", "E", "F", and "G" subordinating CSA's claims under the Secured Promissory Note and Security Agreement to the debt of Coast Business Credit, The Value Realization Fund, L.P., Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, CPI Securities L.P., and GetornicsWang Co. LLC (the "Senior Lenders").

         b. On or before the Closing Date, CSA and MAI will execute and deliver to the counsel of record in the Litigation for the other party the following documents duly executed, to the extent the documents require, by each of them and, in the case of MAI, by or on behalf of all the Senior Lenders: a Subordinated Note due 2003 in the form attached as Exhibit "B"; a Security Agreement in the form attached as Exhibit "C"; a Subordination Agreement and Riders "A", "B", and "C" to Subordination Agreement in the forms attached as Exhibits "D", "E", "F", and "G"; and all other documents necessary

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to perfect CSA's security interest under the Security Agreement and to carry out the subordination provided in the Subordination Agreement.

         5. Mutual General Releases.

         a. Except as expressly stated in this Settlement Agreement, CSA, for itself, and on behalf of its officers, directors, agents, attorneys, employees, stockholders, successors, and assigns, hereby forever and fully releases and discharges MAI, and its officers, directors, agents, attorneys, employees, stockholders, subsidiaries, affiliates, successors, and assigns, from all causes of actions, debts, rights, and claims, of any kind or nature, whether at law or in equity, whether known or unknown, whether suspected or unsuspected, which CSA now has or has ever had, arising on or before the Effective Date of this Agreement.

         b. Except as expressly stated in this Settlement Agreement, MAI for itself, and on behalf of its officers, directors, agents, attorneys, employees, stockholders, successors, and assigns, hereby forever and fully releases and discharges CSA and its officers, directors, agents, attorneys, employees, stockholders, subsidiaries, affiliates, successors, and assigns, from all causes of actions, debts, rights, and claims, of any kind or nature, whether at law or in equity, whether known or unknown, whether suspected or unsuspected, which MAI now has or has ever had, arising on or before the Effective Date of this Agreement.

         c. Waiver of Unknown Claims. In making the mutual general releases stated in sections 5a and 5b of this Agreement, CSA and MAI intend to release all causes of actions, debts, rights, and claims that are unknown or unanticipated as of the Effective Date, including those that were unknown or unanticipated, whether in fact of occurrence or in nature or extent, as of the Effective Date. The parties hereby waive all protections against the release of unknown claims, including any rights under California Civil Code Section 1542 or similar laws in other jurisdictions. California Civil Code Section 1542 reads as follows:


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        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT
        KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties also knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes or principles of law of any and all states of the United States or of the United States.

         6. Stipulation for Dismissal. On or before the Closing Date, counsel of record for CSA in the Litigation will execute the Stipulation for Dismissal with prejudice in the form attached as Exhibit "H" and deliver it to counsel of record for MAI in the Litigation. CSA authorizes counsel of record for MAI in the Litigation to submit the Stipulation for Dismissal to the Court for entry and filing upon the Closing Date. The Stipulation shall provide that the Federal Court shall retain jurisdiction over the Litigation and this Agreement, including the power to set aside the dismissal in accordance with the terms of this Agreement.

         7. Conditions.

         a. The following will be conditions to the effectiveness of this Agreement that must occur or be waived in writing by CSA on or before the Closing Date: delivery to counsel of record for CSA in the Litigation of an original of this Agreement executed on behalf of MAI, and originals of Exhibits "B", "C", "D, " "E", "F", and "G" executed by or on behalf of MAI and/or the Senior Lenders, as required.

         b. The following will be conditions to the effectiveness of this Agreement that must occur or be waived in writing by MAI on or before the Closing Date:

            i. Delivery to counsel of record for MAI in the Litigation of an original of this Agreement executed on behalf of CSA, and executed originals of Exhibits "C", "D",

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"E", "F", "G", and "H" executed by or on behalf of CSA, to the extent required;
and

            ii. Written consent to this transaction, including the form and content of Exhibits "C", "D", "E", "F", and "G" and execution of the originals of those exhibits as required, by the Senior Lenders.

         8. Representations and Warranties. In connection with this Agreement, each party hereto represents and warrants to each other party hereto that (i) it has the capacity and full power and authority to execute, deliver and perform this Agreement and that the individual executing the Agreement is authorized to do so on its behalf; (ii) this Agreement is a binding agreement, enforceable in all respects in accordance with its terms; (iii) it or he has not sold, assigned, transferred or otherwise disposed of any of the claims, demands or rights that are the subject of this Agreement; and (iv) it or he has not commenced any legal action against any other party hereto except the Litigation.

         9. General Provisions.

         a. This Agreement is the result of a compromise of disputed claims between CSA and MAI, and will never at any time for any purpose be considered as an admission of liability or responsibility by any party and it or its existence may not be offered as evidence except in a proceeding arising out of this Agreement.

         b. The advice of legal counsel has been obtained by all parties prior to the execution of this Agreement. Each of parties represents that it has executed this Agreement voluntarily and with full advice of independent counsel of its choosing.

         c. This Agreement binds the successors and assigns of the respective parties, and any parent, subsidiary, or affiliated entity of such parties.

         d. This Agreement constitutes the entire agreement between CSA and MAI, and the final, complete, and exclusive expression of the terms and conditions of the only agreement between them as of the Closing Date. This Agreement supersedes any and all

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other agreements, understandings, negotiations or discussions, either oral or in writing, expressed or implied, concerning the subject matter of this Agreement. Without limitation, all rights and obligations of the parties with respect to each other under the Put/Call and Registration Rights Agreement, dated as of August 9, 1996, between MAI and Hotel Information Systems, Inc., and the Settlement Agreement are terminated and superseded by this Agreement. This agreement may only be modified by a writing duly executed by CSA and MAI.

         e. The parties agree to take all further steps as may be reasonable and necessary to carry out the terms of this Agreement, including but not limited to preparing, executing, and delivering other documents.

         f. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws provisions.

         g. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same written agreement. Signatures obtained and exchanged by fax will be binding to the same extent as original signatures.

         h. CSA and MAI will each bear its own attorneys' fees, costs, and expenses incurred through the Closing Date, and neither will make any claim against the other for reimbursement. In the event of any future dispute arising under this Agreement, the prevailing party will be entitled to recover reasonable attorney's fees, costs, and expenses incurred after the Closing Date from the other, including all attorney's fees, costs, and expenses associated with efforts to negotiate or mediate a resolution without litigation or arbitration.

         i. Any dispute between the parties arising out of this Agreement, including but not limited to the interpretation, administration, or enforcement of any of its terms, will be

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submitted to binding arbitration at San Francisco, California in accordance with the Rules then in effect of the Judicial Arbitration and Mediation Service ("JAMS"). The decision of the arbitrator will be final and binding and may be confirmed in any Federal Court having jurisdiction or the Superior Court of California in and for the County of San Francisco.

        j. All parties, through their counsel, participated in the drafting of this Agreement, and any rule that agreements are to be construed or interpreted adverse to the drafter will not apply.

        k. Any notice, request, demand, instruction or other communication given to one party by another under this Agreement, will be in writing, addressed and delivered as follows:
                                             With copy to:
                                             ------------
To CSA:  Sunny Tan                           Arthur D. Levy
         CSA Private Limited                 Levy, Ram, Olson & Rossi LLP
         By fax: 011-65-271-5198             639 Front Street, 4th Floor
                                             San Francisco, CA 94111
                                             (415) 433-4949
                                             (415) 433-7311 (fax)



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                                          With copy to:
                                          ------------
To MAI:  Brian Kretzmer                   Steven Thomas
         MAI Systems Corporation          Sullivan & Cromwell
         9601 Jeronimo Road               1888 Century Park East
         Irvine, CA 92618                 Los Angeles, CA 90067
         (949) 598-6000                   (310) 712-6600
         (949) 598-6448 (fax)             (310) 712-8800 (fax)


        The addressees for the purposes of this paragraph may be changed by the affected party by giving written notice in the manner provided herein for giving notice.

                                      CSA PRIVATE LIMITED

DATED: January __, 2001               by
                                          -------------------------------------
                                                   Sunny S.H. Tan
                                                     Its Director

                                      MAI SYSTEMS CORPORATION


DATED: January __, 2001               by
                                          -------------------------------------
                                                   W. Brian Kretzmer
                                               Its Chief Executive Officer


DATED: January __, 2001               by
                                          -------------------------------------
                                                   Richard S. Ressler
                                               Its Chairman of the Board